Exhibit 10.48

PURCHASE AND SALE AGREEMENT

BETWEEN

TRIQUINT OPTOELECTRONICS, INC.

AS SELLER,

AND

ANTHEM PARTNERS, LLC

AS PURCHASER

Date:  As of March 7th, 2005

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of this 7th day of March, 2005 (the “Effective Date”) by and between TRIQUINT OPTOELECTRONICS, INC., a Delaware corporation (the “Seller”), and ANTHEM PARTNERS, LLC, a Pennsylvania limited liability company, or its nominee or assignee (the “Purchaser”).

ARTICLE I.
PURCHASE AND SALE

Section 1.1             Agreement of Purchase and Sale.  Subject to the terms and conditions hereinafter set forth, on the Closing Date (as defined in Section 4.1) Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, the following:

(a)     the property commonly known as 9999 Hamilton Boulevard, Breinigsville, Pennsylvania, containing approximately 137.34 acres (the “Land”), which Land is more particularly described in Exhibit A attached hereto and incorporated herein by this reference, together with all of the buildings located thereon (collectively, the “Building”), containing approximately 850,000 +/- square feet in the aggregate, and any other improvements and fixtures located thereon and all rights, privileges and appurtenances pertaining thereto including all of Seller’s right, title and interest in and to all rights-of-way and easements and strips and gores of land adjacent thereto (herein collectively called the “Real Property”);

(b)     any and all of Seller’s right, title and interest in and to all tangible personal property and equipment specifically described on Schedule 1.1(b) attached hereto (the “Personal Property”);

(c)     any and all of Seller’s right, title and interest in and to the following (to the extent they are in effect on the Closing Date):

(i)            all service contracts and agreements (collectively, the “Contracts”) relating to the upkeep, repair, maintenance or operation of the Real Property or the Personal Property to the extent Purchaser has agreed to assume such Contracts pursuant to Section 3.2).  Any Contracts entered into after the Effective Date in accordance with Section 5.2(c) hereof shall be deemed for purposes of this Agreement to constitute Contracts, and the defined term Contracts as used herein shall be deemed to have been revised to include and incorporate any such Contracts;

(ii)           all warranties and guaranties (express or implied) issued to, and held in the name of, Seller in connection with the Real Property or the Personal Property (the “Warranties”); and

(iii)          all permits, licenses, approvals and authorizations issued by any governmental authority in favor of Seller in connection with the Real Property (the property described in this Section 1.1(b) being sometimes herein referred to collectively as the “Intangibles”).

The term “Property” shall mean the Real Property, the Personal Property, the Warranties and the Intangibles.

Section 1.2             Purchase Price. Seller is to sell, and Purchaser is to purchase, the Property for the sum of Nine Million Three Hundred Thousand Dollars ($9,300,000.00) (the “Purchase Price”).

Section 1.3             Payment of Purchase Price.  The Purchase Price, as increased or decreased by prorations and adjustments as herein provided, shall be payable in full at the Closing (as defined in Section 4.1) in cash by wire transfer of immediately available funds to a bank account designated by Seller in writing to Purchaser prior to the Closing Date (as defined in Section 4.1).  Notwithstanding the foregoing, Seller may use any portion of any payments due to Seller under this Agreement to satisfy any lien or encumbrance against the Property or for such other purpose as Seller may determine.

Section 1.4             Deposit.  Prior to 5:00 p.m. EST on the first business day following the date of execution hereof, Purchaser shall deposit, with Coventry Abstract, agent for First American Title Insurance Company, 1401 Morris Road, Blue Bell, Pennsylvania 19422 (the “Escrow Agent,” and sometimes referred to herein as the “Title Company”), the sum of Three Hundred Fifty Thousand Dollars ($350,000.00) (the “Deposit”) in good funds, either by certified bank or cashier’s check or by federal wire transfer.  The Escrow Agent shall hold the Deposit in an interest-bearing strict joint order escrow account in accordance with the terms and conditions of this Agreement and the terms and provisions of a separate escrow agreement with the Escrow Agent.  All interest and income earned on the Deposit shall become a part of the Deposit.

ARTICLE II.
TITLE AND SURVEY

Section 2.1             Title Objections.  On or after the Effective Date, Purchaser shall request the Title Company to issue its title insurance commitment for the Real Property (the “Title Commitment”) and shall engage a licensed surveyor to prepare an ATLA/ACSM survey of the Property (the “Survey”). No later than twenty (20) days after the Effective Date, Purchaser shall have the right to notify Seller in writing of its objection to any matters disclosed by the Title Commitment or the Survey (collectively, the “Title Objections”).  Upon receipt of any such timely written notice of Title Objections from Purchaser, Seller may, but shall not be obligated to, cure the Title Objections on or before the Closing Date.  Seller shall notify Purchaser within five (5) days of receiving the Title Objections as to its decision to either cure or not to cure the Title Objections.  Notwithstanding the foregoing, in the event that the Title Objection is a monetary lien, charge or encumbrance intentionally placed against the Property by Seller which is able to be removed by the payment of a certain sum or a judgment or mechanics’ lien caused by the acts of Seller, then Seller shall be required to cure the Title Objection by paying the certain sum or the sum required to remove the judgment or mechanics’ lien on or prior to the Closing Date.

(a)     If Seller elects by notice at any time not to cure any Title Objection (except as provided in the last sentence of subparagraph (a) above, as to which Seller shall be obligated to cure), then Purchaser’s sole right and remedy shall be, on the terms and conditions set forth below, either:  (x) to elect not to purchase the Property, in which event this Agreement shall be terminated, and the Deposit shall be returned to Purchaser; or (y) to complete the transactions contemplated hereby in accordance with this Agreement subject to such Title Objection without reduction in or abatement of the Purchase Price.

(b)     Purchaser shall exercise its option pursuant to clause (x) of Section 2.1(a) above by written notice given to and received by Seller within five (5) days after the receipt by Purchaser of Seller’s notice that Seller will not cure the Title Objections.  If Purchaser shall fail to send a written notice to Seller exercising Purchaser’s option set forth under clause (x) of Section 2.1(a) within the applicable period, then Purchaser shall conclusively be deemed to have exercised the option set forth in clause (y) of Section 2.1(a) above.

Section 2.2             Permitted Exceptions.  For purposes of this Agreement, the term “Permitted Exceptions” shall mean all title exceptions and survey matters pertaining to the Property which: (i) are disclosed by the Title Commitment and/or Survey and are not the subject of a Title Objection made by Purchaser pursuant to this ARTICLE II, or (ii) constitute valid Title Objections made by Purchaser which Seller shall has elected not to cure (or cause the Title Company to endorse over), and which Purchaser has elected (or is deemed to have elected) to accept pursuant to this ARTICLE II, or (iii) are otherwise expressly stated in this Agreement as being Permitted Exceptions.

Section 2.3             Conveyance of Title.  At Closing, Seller shall convey and transfer to Purchaser, and Purchaser shall accept, fee simple title to the Real Property (subject only to the Permitted Exceptions) by execution and delivery of the Deed (as defined in Section 4.2(a)) from Seller to Purchaser.  The legal description appearing on the Survey shall govern any Closing hereunder.

Section 2.4             PREI Claim.  Without limiting anything in this Article II, Purchaser acknowledges that Preferred Real Estate Investments, Inc. has asserted claims related to the Property (the “PREI Claims”).  If the PREI Claims are included as an exception to the Title Commitment, the same shall be addressed by the parties in accordance with the procedures set forth in Section 2.1.

ARTICLE III.
DUE DILIGENCE INVESTIGATION; ACCESS

Section 3.1             Delivery of Due Diligence Documents.  No later than five (5) days after the Effective Date, time being of the essence, and thereafter through the date of Closing, Seller shall make available to Purchaser at the Real Property for Purchaser’s review and copying, at Purchaser’s expense, all of Seller’s files relating to the Property, including, without limitation, the following items to the extent in possession of Seller or reasonably available to Seller at no additional expense of Seller (collectively the “Due Diligence Documents”):

(a)     Copies of the latest title commitment and title policy with respect to the Property which are in Seller’s possession;

(b)     The latest as-built plans or surveys of the Property prepared by a registered and licensed surveyor which are in Seller’s possession;

(c)     All Contracts;

(d)     Copies of all leases, licenses and other similar agreements;

(e)     Copies of any appraisals of the Property in Seller’s possession;

(f)      Copies of the two (2) most recent ad valorem tax statements for the Real Property and any tax statement relating to the Personal Property;

(g)     Copies of any zoning letters;

(h)     All equipment and building warranties and guaranties;

(i)      All insurance policies covering the Property, together with a history of claims for the last two (2) calendar years;

(j)      Operating income/expense statements for the Property for last two calendar years, together with current year-to date, as well as tenant billings and utility billings for the last calendar year;

(k)     Detailed general ledger for the Property for last two calendar years, together with current year-to date;

(l)      Operating and Capital Budgets for the Property for last two calendar years, together with current year-to date;

(m)    Copies of the floor plans of all buildings on the Property;

(n)     Summary of tenant improvements and other capital improvements or repairs to the Property for the past two (2) years, including a history of repairs and replacements to the HVAC and the roof;

(o)     Copies of any documents relating to any pending lawsuits relating to the Property; and

(p)     Any and all site plans, building plans and specifications, engineering plans, architectural reports, environmental reports (including, asbestos and mold), geological reports, eddy current wind and earthquake tests, owner’s association manual, maintenance reports, ADA compliance reports, certificates of occupancy, certificates of compliance of, on or affecting the Property (including, OSHA, fire and health).

Section 3.2             Review and Approval of Contracts.  On or before the Approval Date, Purchaser shall notify Seller in writing as to which of the Contracts, if any, Purchaser elects to assume at Closing.  Unless such notice is given by Purchaser, Purchaser shall at and as of the Closing assume such Contracts (except to the extent that such Contracts are to be retained by Seller as tenant under the Lease as hereinafter set forth).  Those Contracts not assumed by Purchaser shall be terminated by Seller as of the Closing Date, except to the extent that Seller elects to keep such Contracts in effect as the tenant under the Lease, in which event Seller shall have no obligation to terminate such Contracts at Closing provided that such Contracts can be terminated without penalty and without cost to Purchaser on or prior to the expiration of the Lease.

Section 3.3             Purchaser’s Right to Terminate Agreement Prior to Approval Date. As used herein, the term “Due Diligence Period” shall mean the period expiring at 6:00 p.m. local time on the date which is the thirtieth (30th) day after the Effective Date, and the last day of the Due Diligence Period is referred to herein as the “Approval Date”.  Purchaser shall have the sole, exclusive, and unilateral right to terminate this Agreement and its obligations hereunder, for any or no reason whatsoever by providing written notice to Seller of such termination from Purchaser on or before the Approval Date.  In the event that Purchaser fails to deliver written notice to Seller terminating this Agreement on or before to the Approval Date, such failure shall be deemed to be an election of Purchaser to proceed to Closing and to purchase the Property pursuant to the terms and conditions herein contained.  If Purchaser timely terminates this Agreement pursuant to this Section 3.3, then the Escrow Agent is directed to release the Deposit to Seller within three (3) days of receipt of written notice of such termination and neither party shall have any further obligations or liability hereunder; provided, however, in the event Purchaser so terminates this Agreement due to the fact that its due diligence review during the Due Diligence Period discloses environmental contamination of the Real Property or structural damage or capital improvements (including major repair or replacement of building mechanical, electrical, or plumbing systems necessary for the operation of the Buildings as designed) required to meet governmental code or regulations to the Building (except for any roof damage) that will reasonably cost in excess of Five Hundred Thousand Dollars ($500,000.00) in aggregate to remedy or repair, the Deposit shall be returned to Purchaser.  Purchaser shall promptly provide to Seller copies of all reports, documents, or other materials (i) that show that such $500,000 threshold would be exceeded, or (ii) were prepared or obtained as part of its due diligence review.  In addition, if Purchaser terminates this Agreement in accordance with the provisions of this Section then, upon the request of either party, Purchaser and Seller agree to execute a written release of this Agreement.

Section 3.4             Access.  Seller agrees to provide Purchaser access to the Property following the Effective Date for the purpose of performing, at Purchaser’s sole cost and expense, studies, appraisals, physical inspections, investigations and tests on the Property (the “Tests”) provided (i) that no Tests shall be conducted in a manner as to disturb or unreasonably interfere with the current use of the Property, and (ii) that no Phase II or other invasive testing shall be conducted without the prior approval of Seller.  Upon completion of such Tests, Purchaser agrees at its sole cost to restore the Property to substantially the condition it was in immediately prior to such Tests.  Purchaser shall indemnify, defend (with counsel reasonably satisfactory to Seller), protect, and hold Seller harmless from and against any and all liability, loss, cost, damage, or expense (including, without limitation, attorney’s fees and costs) which Seller may sustain or incur for damage to property or injury to persons by reason of or in connection with any Tests made by Purchaser or Purchaser’s agents or contractors relating to or in connection with the Property, or entries by Purchaser or its agents or contractors onto the Property.  Notwithstanding any provision to the contrary in this Agreement, the indemnity obligations of Purchaser under this Agreement shall survive any termination of this Agreement or the delivery of the deed and the transfer of title pursuant to this Agreement.

Section 3.5             Lease Negotiation.  Both parties’ obligations under this Agreement are contingent upon the parties’ mutual agreement, on or before the twentieth (20th) day after the Effective Date (the “Lease Approval Date”), on the form of the Lease of a portion of the Real Property more particularly described in Section 10.1(c) hereof.  The parties agree to negotiate the final form of the Lease in good faith, which shall incorporate the terms set forth in Section 10.1 hereof, and shall otherwise contain such other terms as are customarily contained in commercial leases of this nature, taking into consideration the size, use, and location of the Leased Premises, as well as such other terms as may be mutually agreed upon by the parties.  If, despite such good faith efforts, the parties have not agreed on the form of the Lease on or before the Lease Approval Date, either party may give written notice to the other party of the need to finalize the form of the Lease.  In the event the parties are still unable, despite their continued good faith efforts, to agree upon the form of the Lease within five (5) business days of such notice, either party may terminate this Agreement by written notice to the other party, whereupon the Deposit shall be refunded to Purchaser and the parties shall thereafter have no further obligations hereunder (except as set forth in Section 3.4 hereof).

ARTICLE IV.
CLOSING; CLOSING ADJUSTMENTS AND COSTS; CONDITIONS

Section 4.1             Time and Place.  The consummation of the transactions contemplated hereby (the “Closing”) shall be held in escrow with the Title Company on the earlier of any date selected by Purchaser after the Approval Date or April 1, 2005 (“Closing Date”).  Purchaser shall have the right to extend the Closing Date an additional sixty (60) days upon (i) delivery of written notice of such extension to Seller on or before March 25, 2005, and (ii) payment to the Escrow Agent on or before said date the amount of Two Hundred Thousand Dollars ($200,000), which shall be immediately released by the Escrow Agent to Seller and shall be non-refundable in all instances (except for Seller’s default), but shall be credited to the Purchase Price at Closing.  At Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3, the performance of which obligations shall be concurrent conditions.

Section 4.2             Seller’s Obligations at Closing. At the Closing, Seller shall:

(a)           deliver to Purchaser a duly executed special warranty deed (the “Deed”) in the form attached hereto and made a part hereof as Exhibit B;

(b)           deliver to Purchaser a duly executed bill of sale (the “Bill of Sale”) in the form attached hereto and made a part hereof as Exhibit C;

(c)           if applicable, deliver to Purchaser a duly executed assignment and assumption agreement (the “Assignment and Assumption of Contracts”) in the form attached hereto and made a part hereof as Exhibit D;

(d)           deliver to Purchaser a certificate stating that Seller is not a “foreign person” in the form attached hereto and made a part hereof as Exhibit E duly executed by Seller;

(e)           join Purchaser in the execution of the Lease;

(f)            deliver to Purchaser the original Contracts which are assigned by Seller and assumed by Purchaser hereunder (to the extent originals are available and, if not, certified copies thereof), together with such leasing and property files and records which are located at the Property;

(g)           subject to the terms of the Lease, deliver to Purchaser possession of the Property in the condition required by Section 4.8 hereof, together with all keys to all locks on the Property; and

(h)           deliver such additional documents as Title Company shall reasonably require to consummate the transaction contemplated in this Agreement (including, but not limited to, organizational documents of Seller, a good standing of Seller, and a standard form ALTA Statement.

Section 4.3             Purchaser’s Obligations at Closing. At the Closing, Purchaser shall:

(a)           pay to Seller the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, in the manner set forth in Section 1.3 hereof less the amount of the Deposit which shall be delivered to Seller plus any other fees, costs, expenses and amounts set forth as Purchaser’s obligations in Section 4.4 and Section 4.5;

(b)           join Seller in the execution of the Assignment and Assumption of Contracts;

(c)           join Seller in the execution of the Lease;

(d)           deliver to Seller such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser; and

(e)           deliver such additional documents as shall be reasonably required by the Title Company to consummate the transaction contemplated by this Agreement.

Section 4.4             Credits and Prorations.  The following adjustments to the Purchase Price paid hereunder shall be made between Seller and Purchaser and shall be prorated (as applicable) as of the Closing Date:

(a)           Operating Expenses.  Except for any utilities or other operating expenses that Seller will continue to pay pursuant to the Lease (see Section 10.1(f) hereof), all utilities or other apportionable charges or expenses pertaining to the Property, if any, shall be prorated between Purchaser and Seller as of the Closing Date.  Purchaser shall take all steps necessary to effectuate the transfer of all utilities (other than those that will continue to be paid by Seller under the Lease) to its name as of the Closing Date, and where necessary, post deposits with the utility companies.  Seller shall ensure that all utility meters (other than those that will continue to be paid by Seller under the Lease) are read as of the Closing Date.  Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date.  To the extent that utility meters cannot be read as of the Closing Date, then a proration estimation shall be made based on the most recently available readings, with adjustments to be made after the Closing in accordance with Section 4.4(c).

(b)           Taxes and Assessments.  Real estate taxes and assessments imposed by governmental authority that are not yet due and payable shall be prorated as of the Closing Date based upon the most recent ascertainable assessed values and tax rates.  Seller shall receive a credit for any taxes and assessments paid by Seller and applicable to any period after the Closing.  All refunds or tax savings relating to real estate taxes shall inure to the benefit of Seller if such refunds or tax savings relate to any period for which Seller owned the Property.  Purchaser shall have no obligation to pursue any such refunds or savings, but shall cooperate with Seller in its efforts to pursue the same.

(c)           Final Adjustment After Closing.  If final prorations cannot be made at Closing for any item being prorated under this section, then Purchaser and Seller agree to allocate such items on an accrual basis as soon as invoices or bills are available and applicable reconciliation with tenants have been completed, with final adjustment to be made no later than ninety (90) days after the Closing Date.  Income and expenses shall be received and paid by the parties on an accrual basis with respect to their period of ownership.  Payments in connection with the final adjustment shall be due within thirty (30) days of written notice of such final adjustment amount.  Each party shall have reasonable access to, and the right to inspect and audit the other party’s supporting documentation to confirm the final prorations.

(d)           Insurance.  The fire, hazard, and other insurance policies relating to the Property shall be cancelled by Seller as of the Closing Date and shall not, under any circumstances, be assigned to Purchaser.  All unearned premiums for fire and any additional hazard insurance premium or other insurance policy premiums with respect to the Property shall be retained by Seller.

The provisions of this Section 4.4 shall survive Closing.

Section 4.5             Transaction Taxes and Closing Costs.

(a)           Seller shall pay for the following fees, costs and expenses:

(i)            the fees of any counsel representing Seller in connection with this transaction;

(ii)           one-half of any and all realty transfer taxes imposed in connection with the transfer of the Property;

(iii)          the cost or fee for such insurance or endorsement over any Title Objection cured by Seller pursuant to Section 2.1 hereof;

(iv)          one-half of any escrow charges incurred hereunder;

(v)           any real estate commissions arising from the sale of the Property; and

(vi)          all other closing costs incurred by Seller on Seller’s behalf in connection with this transaction.

(b)           Purchaser shall pay the following fees, costs and expenses:

(i)            the fees of any counsel representing Purchaser in connection with this transaction;

(ii)           one-half of any and all realty transfer taxes imposed in connection with the transfer of the Property;

(iii)          the recording fees for the Deed;

(iv)          (A) the cost of the premium for an ALTA owner’s/lender’s title insurance policy for the Property and (B) any other fees or premiums for extended coverage or any endorsements requested by Purchaser (excluding, however, any cost or fee for such insurance or endorsement over any Title Objection cured by Seller pursuant to Section 2.1);

(v)           all costs and expenses incurred in connection with the preparation of the Survey requested by Purchaser;

(vi)          one-half of any escrow charges incurred hereunder; and

(vii)         all other closing costs incurred by Purchaser on Purchaser’s behalf in connection with this transaction.

Section 4.6             Conditions Precedent to Obligation of Purchaser.  The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(a)           Seller shall have delivered or made available to Purchaser all of the items required to be delivered or made available to Purchaser pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 3.1 or Section 4.2;

(b)           the representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects as of the Effective Date and shall be true and correct in all material respects as of the Closing Date;

(c)           Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the Closing Date;

(d)           The Title Company shall be irrevocably committed to deliver an ALTA owner’s policy of title insurance (excluding extended coverage and any endorsements thereto) in the amount of the Purchase Price insuring the Property subject only to the Permitted Exceptions and otherwise in form and manner reasonably acceptable to Purchaser, provided that Purchaser shall have performed its obligations hereunder in connection with the payment of any fees or premiums and the delivery of any documents required by the Title Company; and

(e)           Subject to Sections 7.1 and 7.2 below (relating to casualty and condemnation), the physical condition of the Real Property shall be substantially the same on the Closing Date as on the Effective Date, except for changes thereto which result from or are attributable to reasonable or normal wear and tear.

Section 4.7             Conditions Precedent to Obligation of Seller.  The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(a)           Seller shall have received the Purchase Price as adjusted as provided herein, and the Deposit, pursuant to and payable in the manner provided for in this Agreement;

(b)           Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3;

(c)           All of the representations and warranties of Purchaser contained in this Agreement shall have been true and correct in all material respects as of the Effective Date and shall be true and correct as of the Closing Date; and

(d)           Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the Closing Date.

Section 4.8             Condition of Property.  Seller shall have a period of six (6) months after Closing in which to remove its furniture, fixtures, and equipment from the Property (except that no such removal shall be required for the Leased Premises until the end of the Lease term).  Upon such removal, Seller shall leave all disconnected electrical supply lines in a condition that complies with applicable code requirements and shall deliver the Property to Purchaser in broom clean condition.

ARTICLE V.
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 5.1             Representations and Warranties of Seller.  Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date and as of the date of Closing:

(a)           Organization and Authority.  Seller has been duly organized and is in good standing under the laws of the state of its incorporation and state in which the Real Property is located.  Seller has the full right and authority to enter into this Agreement and to transfer all of the Property and to consummate or cause to be consummated the transaction contemplated by this Agreement.  The persons signing this Agreement on behalf of Seller are authorized to do so.

(b)           Agreement Binding.  This Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).  All Related Documents executed by Seller at the Closing will be duly authorized, executed, and delivered by Seller, are or at the Closing will be legal, valid, and binding obligations of Seller, are sufficient to convey title, and do not violate any provisions of any agreement to which Seller is a party or to which it is subject.  The term “Related Documents” shall mean any document or instrument executed and/or delivered by Seller or Purchaser in connection with or pursuant to the Closing of the transaction contemplated by this Agreement including, without limitation, the Deed, Bill of Sale, Assignment and Assumption of Contracts and the FIRPTA Certificate.

(c)           Agreements.  Except for the PREI Claims, no understanding, agreement (either express or implied), or alleged expectancy of agreement with respect to sale, lease or other transfer of the Property exists between Seller and any third party, and Seller is in no way restricted from negotiating and entering into an agreement with Purchaser and selling the Property to Purchaser.

(d)           Leases.  There are no leases at the Real Property and, except for the Lease, there shall be no leases at or affecting the Real Property on the Closing Date.

(e)           Condemnation.  To Seller’s knowledge, Seller has not received notice (written or otherwise) of any condemnation proceedings having been instituted or threatened against any of the Property.

(f)            Bankruptcy.  Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of substantially all of its assets, suffered the attachment or other judicial seizure of substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally.

(g)           No Pending Actions.  Except for the PREI Claims, to Seller’s knowledge, Seller has not received any written notice of:  (i) any pending (and to Seller’s knowledge there is no threatened) action, suit, arbitration, unsatisfied order or judgment which could materially and adversely affect the use and operation or the value of the Property; or (ii) any government investigation or proceeding pending against Seller or the Real Property which, if adversely determined, could materially interfere with the consummation of the transaction contemplated by this Agreement; or (iii) any pending (or to Seller’s knowledge, threatened) condemnation, taking or eminent domain proceedings against the Real Property.

(h)           No Violations.  To Seller’s knowledge, Seller has not received written notice of any material violations of any laws enacted by any federal, state, local or other governmental agency or regulatory body with respect to the Property which remain uncured and could materially and adversely affect the use and operation or the value of the Property or materially and adversely interfere with the consummation of the transaction contemplated by this Agreement.

(i)            Non-Foreign Status.  Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980.

(j)            Completeness and Accuracy.  To Seller’s knowledge, the documents made available by Seller to Purchaser pursuant to Section 3.1 are the material documents in the possession of Seller or its representative and agents relating to the Property and used by Seller in its operation of the Property.

For purposes of the representations and warranties of Seller contained herein, the term “knowledge” shall mean the current actual knowledge of Mr. Glen Riley, Vice President, and Mr. Ray Link, Chief Financial Officer, of TriQuint Semiconductor, Inc. (“TQS”), Seller’s parent corporation, who Seller represents are the individuals who are the most knowledgeable about the Property and the representations and warranties contained herein.  The foregoing individuals shall not have any personal liability by virtue of the foregoing representations and warranties. Except for the representations and warranties of Seller contained in this Agreement, Seller does not make any other representations or warranties with respect to the Property, express or implied, and Purchaser acknowledges that, except for the representations and warranties of Seller contained in this Agreement, Purchaser is purchasing the Property in its “AS IS, WHERE IS” condition without any other representation of warranty of Seller.

Section 5.2             Covenants of Seller from Effective Date to Closing.  Seller hereby covenants with Purchaser as follows:

(a)           From the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall use commercially reasonable efforts to operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the date hereof;

(b)           From the Effective Date hereof until the Closing or earlier termination of this Agreement , Seller shall not enter into any leases, licenses or other similar agreements with respect to the Real Property or negotiate with any other parties with respect to any lease or sale of the Real Property.

(c)           Except as provided below, a copy of any amendment or renewal of any Contract or any new Contract (collectively, the “New Contracts” and individually “New Contract”) which Seller wishes to execute between the Effective Date and the Closing Date will be submitted to Purchaser.  Purchaser shall have the right to approve any such New Contract which Seller desires to enter into between after the Due Diligence Period expires and the Closing

Date.  With respect to any such New Contract which Purchaser has the right to approve, Purchaser shall notify the Seller in writing within five (5) business days (“New Contract Approval Period”) after its receipt thereof (and any additional information reasonably requested by Purchaser from Seller relating to any of the New Contracts) of either its approval or disapproval thereof.  In the event Purchaser notifies Seller in writing within the New Contract Approval Period that Purchaser does not approve any such New Contract, then Seller shall not enter into such New Contract.  In the event Purchaser fails to notify Seller in writing of its approval or disapproval within the New Contract Approval Period, Purchaser shall be deemed not to have approved any such New Contract.  Notwithstanding the foregoing, nothing contained in this Section 5.2(c) or this Agreement shall prohibit Seller from entering into any Contract which either (i) expires on or before the Closing Date, (ii) is terminable without penalty and without cost or expense to Purchaser upon no more than thirty (30) days written notice from Seller to the other party to such Contract, or (iii) Seller will retain as the tenant under the Lease provided the same can be terminated without penalty and without cost or expense to Purchaser prior to the expiration of the Lease.

(d)           From the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall not modify or change the zoning classifications of the Property without Purchaser’s consent.

Section 5.3             Survival of Seller’s Representations and Warranties.  The representations and warranties of Seller set forth in Section 5.1, shall survive for a period of twelve (12) months after the Closing. Notwithstanding the foregoing, Purchaser shall not be entitled to assert any claim against Seller with respect to the inaccuracy of any representation or warranty made by Seller, or failure by Seller to perform its covenants, agreements and conditions under this Agreement, to the extent that Purchaser has actual knowledge of such inaccuracy or failure at or prior to the time of Closing, it being the intent and agreement of the parties that Purchaser shall not have the right or ability to consummate the Closing and thereafter assert a claim for breach of a warranty, representation, covenant, agreement or condition by Seller which Purchaser had actual knowledge of at or prior to Closing; provided, however, that Seller has promptly notified Purchaser prior to Closing in writing of any such inaccuracy or failure of which Seller had actual knowledge.

Section 5.4             Representations and Warranties of Purchaser.  Purchaser hereby makes the following representations and warranties to Seller as of the Effective Date and as of the Closing Date:

(a)           Organization and Authority of Purchaser. Purchaser has been duly organized and is in good standing under the laws of the Commonwealth of Pennsylvania ..  Purchaser has the full right and authority to enter into this Agreement, to purchase all of the Property and to consummate or cause to be consummated the transaction contemplated by this Agreement.  The persons signing this Agreement on behalf of Purchaser is authorized to do so;

(b)           Pending Actions.  To Purchaser’s knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement; and

(c)           Agreement Binding.  This Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with the terms hereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 5.5             Survival of Purchaser’s Representations and Warranties.  The representations and warranties of Purchaser set forth in Section 5.4 shall survive the Closing for a period of twelve (12) months.  Notwithstanding the foregoing, Seller shall not be entitled to assert any claim against Purchaser with respect to the inaccuracy of any representation or warranty made by Purchaser, or failure by Purchaser to perform its covenants, agreements and conditions under this Agreement, to the extent that Seller has actual knowledge of such inaccuracy or failure at or prior to the time of Closing, it being the intent and agreement of the parties that Seller shall not have the right or ability to consummate the Closing and thereafter assert a claim for breach of a warranty, representation, covenant, agreement or condition by Purchaser which Seller had actual knowledge of at or prior to Closing; provided, however, that Purchaser has promptly notified Seller in writing of any such inaccuracy or failure of which Purchaser had actual knowledge.

ARTICLE VI.
DEFAULT

Section 6.1             Default by Purchaser.  In the event of any material default by Purchaser under this Agreement that is not cured within five (5) days after Purchaser’s receipt of notice thereof (but in no event later than the time and date of Closing), Seller shall be entitled, as its sole and exclusive remedy, to terminate this Agreement and receive the Deposit as liquidated damages for the breach of this Agreement, it being agreed between the parties hereto that the actual damages to Seller in the event of such a material breach are impractical to ascertain and the stated amount of the Deposit is a reasonable estimate thereof.  Seller’s receipt of the Deposit pursuant to the terms of this Section 6.1 shall release Purchaser from any and all liability relating to this Agreement, except for any surviving liability of Purchaser under Section 3.4 above.

Section 6.2             Default by Seller.  In the event of any material default by Seller under this Agreement that is not cured within five (5) days after Seller’s receipt of notice thereof (but in no event later than the time and date of Closing), Purchaser shall be entitled, as its sole and exclusive remedy, to either (i) receive the return of the Deposit and the reimbursement from Seller for all of Purchaser’s documented out-of-pocket expenses incurred by Purchaser in connection with this Agreement and its purchase of the Property, which receipt shall operate to terminate this Agreement and release Seller from any and all liability hereunder or (ii) enforce specific performance.

ARTICLE VII.
RISK OF LOSS

Section 7.1             Casualty.  Subject to the provisions of this Section 7.1, Seller shall bear the risk of any damage to the Property between the Effective Date and the Closing Date.  From the Effective Date to the Closing Date, Seller shall keep and maintain all insurance policies necessary for the operation for the operation of the Property.  If the Property is damaged by fire, storm, flood, or any other casualty between the Effective Date and Closing Date, Seller and Purchaser shall obtain an estimate of the cost of repairing the damage from an established contractor selected by Seller and reasonably approved by Purchaser.

(a)           If the estimated cost to repair such damage is less than $250,000, then the Closing shall be held in accordance with the terms of this Agreement and Seller shall assign its rights to any and all insurance proceeds to Purchaser or, if the insurance proceeds have been received by Seller, credit the Purchase Price the amount of such proceeds.  If the estimated cost to repair such damage is equal to or more than $250,000, then either Purchaser or Seller may elect to terminate this Agreement upon written notice to the other given within five (5) business days after receipt of notice of the estimated cost of repair.  If this Agreement is terminated by Purchaser or Seller within such five (5) business day period, the Deposit shall be returned to Purchaser and neither Seller nor Purchaser shall have any further rights, claims or obligations against one another arising out of this Agreement.  If this Agreement is not so terminated, then the Closing shall be held in accordance with the terms of this Agreement and, at Purchaser discretion, Seller shall assign its right to all insurance proceeds to Purchaser or repair the damage at Seller’s sole cost and expense.

(b)           All repairs to be performed by Seller pursuant to this Section 7.1 shall be done in a good and workmanlike manner consistent with the original construction of the Property.

Section 7.2             Condemnation.

(a)           If prior to the Closing any part of the Property is condemned or taken pursuant to any governmental or other power of eminent domain, or if written notice of taking or condemnation is issued with respect to any portion of the Property, or if proceedings are instituted or threatened in writing to be instituted by any governmental or other authority having the power of eminent domain with respect to any portion of the Property (any such event, a “Taking”), Seller shall immediately notify Purchaser as soon as Seller receives written notice of any such Taking.  If the Taking is of all of the Real Property, or of a portion of the Real Property which would materially and adversely affect the Property or the use or value thereof or access thereto, then either Seller or Purchaser shall have the right, to be exercised within five (5) business days after receiving such notification, to terminate this Agreement effective upon written notice to the other party.

(b)           If this Agreement is terminated within such five (5) business day period, the Deposit shall be returned to Purchaser and, neither Seller nor Purchaser shall have any further rights, claims or obligations against one another arising out of this Agreement.

(c)           If neither Seller or Purchaser has right to terminate or, if they have such right, they do not elect to terminate within the five (5) business day period, then Purchaser shall accept the Property net of the portion taken by the Taking.  In such event, if the condemnation award in respect of the Taking is paid to Seller prior to the Closing, the Purchase Price shall be reduced by an amount equal to the proceeds of the award received by, or on behalf of, Seller.  If the award has not been paid to Seller as of the Closing Date, then Seller shall assign to Purchaser, without recourse, at the Closing, by documents reasonably satisfactory to Purchaser, all rights of Seller to the award, in which case there shall be no adjustment in the Purchase Price by reason of the Taking.

ARTICLE VIII.
COMMISSIONS

Section 8.1             Brokerage Commissions.  With respect to the transaction contemplated by this Agreement, Seller and Purchaser each represent to the other that no broker, licensed or otherwise, brought about this transaction, nor has any possible claim to any commission, except for CB Richard Ellis and Colliers L & A on behalf of Seller, and The Flynn Company on behalf of Purchaser.  Seller shall be responsible to pay any commission owed to such parties per a separate agreement, which shall be shared by said brokers as they may agree.  Purchaser acknowledges that The Flynn Company may not receive one-half of the total commission paid.  Each party hereto agrees that if any person or entity, other than the above-named brokers, makes a claim for brokerage commissions or finders fees related to the sale of the Property by Seller to Purchaser, and such claim is made by, through or on account of any acts or alleged acts of said party or its representatives, said party will protect, indemnify, defend and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense (including reasonable attorneys’ fees) in connection therewith.  The provisions of this Section 8.1 shall survive the Closing or any termination of this Agreement.

ARTICLE IX.
MISCELLANEOUS

Section 9.1             Assignment.  Subject to the provisions of this Section 9.1, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.  Purchaser may not assign its rights under this Agreement without first obtaining Seller’s written approval, which approval may not be unreasonably withheld, conditioned or delayed; provided, however, Purchaser shall have the right to assign this Agreement to an affiliate of Purchaser without the prior written consent of Seller.

Section 9.2             Notices.  Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, (b) reputable overnight delivery service with proof of delivery, or (c) legible facsimile transmission, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of facsimile transmission, as of the date of the facsimile transmission (if such is received by 5:00 p.m. local time of the recipient) provided that an original of such facsimile is also sent to the intended addressee by means described in clauses (a), or (b) above.  Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller: TriQuint Optoelectronics, Inc. c/o TriQuint Semiconductor, Inc. 2300 NE Brookwood Parkway Hillsboro, OR 97124	If to Purchaser: Anthem Partners, LLC 120 W. Germantown Pike, Suite 200 Plymouth Meeting, PA 19462

Attn: Ray Link, Chief Financial Officer Tel: (503)615-9435 Fax: (503)615-8900	Attn: Lawrence Stuardi Tel: 610-238-0500 Fax: 610-238-0140

With a copy to: Randal A. Johnson Ater Wynne LLP 222 SW Columbia, Suite 1800 Portland, Oregon 97201-6618

Phone (503) 226-8611 Fax(503) 226-0079 e-mail raj@aterwynne.com

Section 9.3             Modifications.  This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

Section 9.4             Entire Agreement  This Agreement, including the exhibits and schedules hereto and the documents contemplated hereby, contains the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

Section 9.5             Further Assurances.  Each party agrees that it will execute and deliver such other documents and take such other action, whether prior or subsequent to the Closing, as may be reasonably requested by the other party to consummate the transaction contemplated by this Agreement.

Section 9.6             Counterparts.  This Agreement may be executed in counterparts, all such executed counterparts shall constitute the same agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

Section 9.7             Severability.  If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect; provided that the invalidity or unenforceability of such provision does not materially adversely affect the benefits accruing to any party hereunder.

Section 9.8             Applicable Law.  This Agreement and the Related Documents shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without regard to conflicts of law principles.  The parties hereto agree that the provisions of this Section 9.8 shall survive the Closing or any termination of this Agreement.

Section 9.9             No Third-Party Beneficiary  The provisions of this Agreement and of the documents to be executed and delivered on the Closing Date are and will be for the benefit of Seller, Purchaser, and Escrow Agent only and, subject to the provisions of Section 9.1, are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered on the Closing Date.

Section 9.10           Captions.  The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

Section 9.11           Construction.  The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that any normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

Section 9.12           Internal Revenue Service Reporting Requirement.  Each party shall execute, acknowledge and deliver to the other party such instruments, and take such other actions, as such other party may reasonably request in order to comply with Section 6045(e) of the Internal Revenue Code of 1986, as amended, or any successor provision or any regulations promulgated pursuant thereto (the “Code”), insofar as the same requires reporting of information in respect of real estate transactions.  The provisions of this Section 9.12 shall survive the delivery of the deed hereunder.

Section 9.13           Tax Free Exchange.

(a)           Notwithstanding any terms in the Agreement to the contrary, each party shall have the right to consummate the transactions contemplated by this Agreement in a manner which qualifies as a tax-deferred exchange, in whole or in part, under the provisions of Section 1031 of the Code.

(b)           Upon request of either party (the “Requesting Party”) and at the expense of the Requesting Party, the other party agrees to cooperate with the Requesting Party with respect to any tax-deferred exchange pursuant to the provisions of Section 1031 of the Code and the Treasury Regulations thereunder and to execute any and all documents reasonably requested by the Requesting  Party in connection therewith, provided that (i) the other party shall not incur additional costs or expenses attributable to the exchange, including reasonable attorneys’ fees, deed excise taxes and recording fees; (ii) the Requesting Party agrees to indemnify and hold the other harmless from and against all liability arising from any tax deferred exchange relating to the Property conducted by the Requesting Party, (iii) the other party shall not be required to purchase or take title to any replacement property in connection with any such deferred exchange (the “Replacement Property”) and (iv) the Closing Date shall not be altered as a result of any such exchange.

(c)           Each party acknowledges that the other party shall not be deemed an agent of the Requesting Party in connection with said exchange.  Each party further acknowledges that all agreements in connection with performing the exchange shall be prepared at the Requesting Party’s expense by its counsel.

(d)           Without limiting the foregoing, the Requesting Party shall have the right to transfer all or any portion of its interests under the Agreement to a qualified intermediary (the “Intermediary”) in accordance with the provisions of Section 1031 of the Code and the Treasury Regulations thereunder (and, as a result of the transfer, the Intermediary will acquire an equitable interest in the title to the Property); provided, the Requesting Party shall not be released from its obligations hereunder as a result of such transfer.

Section 9.14           Attorneys’ Fees.  In the event any dispute between the parties hereto regarding this Agreement or any Related Documents should result in litigation, the prevailing party in such litigation shall be reimbursed for all reasonable costs, including, without limitation, reasonable attorneys’ fees.

Section 9.15           Confidentiality.  Each party agrees that, except as otherwise set forth in this Agreement or required by law or legal process, it shall:  (i) keep the contents of this Agreement and any information related to the transaction contemplated hereby confidential (except that Purchaser and Seller may disclose such data and information to their respective employees, lenders, consultants, accountants and attorneys, provided that such persons agree to treat such data and information confidentially); and (ii) refrain from generating or participating in any publicity statement, press release or other public notice regarding this transaction without the prior written consent of the other party unless required under applicable law or by legal process; provided, however, that Purchaser and Seller may at or following the Closing publicly announce the sale of the Property and the identity of the new owner thereof.  The provisions of this Section 9.15 shall survive the Closing.

ARTICLE X.
LEASEBACK TO SELLER

Section 10.1           Negotiation of Lease.  As a condition to the parties’ obligations hereunder, Seller and Purchaser (or their assignees hereunder) shall execute at Closing a lease agreement for the following-described portions of the Real Property (the “Lease”), with the Seller as the tenant and Purchaser as the landlord thereunder, under the following general terms and conditions:

(a)           Initial Term:  Twenty-four (24) months from the Closing Date; provided, however, that if the Closing Date is extended by Purchaser in accordance with Section 4.1 hereof, the term of the Lease may, at Seller’s option, be shortened by the same number of days that Closing is extended past April 1, 2005.

(b)           Annual Base Rent:  [***]

(c)           Leased Premises:  The following portions of the Real Property, as depicted on Schedule 10.1(c) attached hereto:

(i)            all of Building 2; and

(ii)           the manufacturing (not office) portion of Building 4 (the “Building 4 Space”), which includes the portion of said premises used by Seller for chip fabrication that is depicted on Schedule 10.1(c) hereto (the “Chip Fab Space”).

(d)           Recapture of Building 4:  Purchaser shall have the right to recapture all or portions of the Building 4 Space.  For those portions of the Building 4 Space not included in the Chip Fab Space, Purchaser shall give Seller no less than sixty (60) days written notice of Purchaser’s intent to recapture such premises.  For the Chip Fab Space, Purchaser shall give Seller no less than eighteen (18) weeks written notice of its intent to recapture such space.  Seller may extend such notice period for recapture of the Chip Fab Space an additional four (4) weeks by written notice to Purchaser given within the initial eighteen (18) week period.  Upon expiration of the applicable notice period (as the same may be extended), Seller shall deliver possession of the recaptured premises to Purchaser in the condition required by Section 4.8, hereof and the lease of such premises shall thereupon terminate.

(e)           Access and Use Rights:  Seller shall have the right to reasonable use of other portions of the Buildings as necessary to access the Leased Premises.  Seller shall also have the right to access the Central Utilities Plant and the Command Center in order to operate the Leased Premises and to perform its obligations under the Lease, which space shall be considered common area.  Seller shall also have the right to reasonable use, in common with Purchaser and other tenants, the dock area and the auditorium in Building 1, and shall coordinate such use with Purchaser.  Seller’s access and use rights generally set forth herein shall be subject to further refinement and clarification, and to reasonable rules and restrictions concerning the joint use thereof by the parties and future tenants of the Buildings, as may be set forth in the Lease. The intention of these access and use rights is to permit Seller (or its assignee) to continue to use the Leased Premises in substantially the same manner as is currently the case and as is reasonably necessary to operate its business.

(f)            Utilities/Operating Expenses:  Seller shall pay for all utilities and services directly relating to its use and occupancy of the Leased Premises during the Lease term.  Landlord shall be responsible for all other utilities and services for the remainder of the Buildings.  The parties agree to reasonably cooperate with each other in an effort to minimize utility and other operating costs.  Anything to the contrary in the foregoing notwithstanding, the parties agree to allocate the utility and other operating costs as set forth on Schedule 10.1(f) attached hereto (the “Cost Allocation”).  Each party shall be responsible for the total amount of

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

all cost items allocated to it on the Cost Allocation, which shall not be limited by the estimated amounts set forth thereon.  For the “Shared Costs” set forth on the Cost Allocation, Seller shall be responsible for such costs during the initial Lease term, subject to payment by Purchaser of its fixed allocated amount of $13,388 per month ($160,656 annually) (“Purchaser’s Allocation”), which shall be paid by Purchaser to Seller in the form of a credit against monthly Base Rent payable under the Lease; provided, however, that in the event Seller (i) occupies any portion of the Building 4 Space, or (ii) has not removed its furniture, fixtures, or equipment from the Property (except for the Leased Premises) in accordance with Section 4.8 hereof, six (6) months following the Closing Date, Purchaser’s Allocation shall be reduced to $0 until such time as Seller vacates all of the Building 4 Space and/or removes such furniture, fixtures, and equipment, as the case may be, at which time Seller shall again receive the monthly credit for Purchaser’s Allocation.  Upon occupancy of any portion of the Buildings by a tenant other than Seller, Seller’s allocated share of the Shared Costs shall be equitably apportioned between Seller and such tenant(s), considering the nature and extent of their respective use of such utilities or services.  Upon occupancy of any portion of the Buildings by a tenant other than Seller, Purchaser or Seller shall have the right to separately meter any utilities serving the Leased Premises, at its sole cost and expense, in which event Seller shall only be responsible for the cost of such metered utilities actually used in the Leased Premises, and not the amount allocated for such utilities by the Cost Allocation.

(g)           Maintenance and Repair: Seller shall maintain and repair, at its sole cost and expense, the HVAC systems serving the Leased Premises (including all special air handling equipment used in connection with its processing activities on the Leased Premises), and all damage caused by Seller to the Leased Premises during the term of the Lease.  Except as set forth in the Cost Allocation, Purchaser shall maintain, repair, and replace, at its sole cost and expense, the following items during the Lease term, the cost of which shall not be passed through to Seller under the Lease (except during any renewal term(s)): (a) all structural elements and the foundation of the Leased Premises; (b) the roof; and (c) all other maintenance, repair, and replacement expenses not specifically allocated to Seller herein.

(h)           Insurance:  Seller shall at all times during the Lease term maintain general commercial liability insurance in an amount not less than $2,000,000 per occurrence.  Purchaser shall at all times be responsible to maintain, at its sole cost and expense, casualty insurance coverage on the Leased Premises for the full replacement cost thereof.

(i)            Taxes:  Purchaser shall be responsible for all taxes due on the Property (including the Leased Premises) from and after the Closing Date (except during any renewal term(s)).  Seller shall have the right, at its sole cost and expense, to pursue any refund of any charges applicable to periods prior to the Closing Date.  Purchaser agrees to reasonably cooperate with Seller, at no cost or expense to Purchaser, with respect to the same.  Should any tax appeal be successful or any other cost saving measure as it pertains to the Property be achieved for periods prior to the Closing Date, such savings will inure solely to the benefit of Seller.

(j)            Renewal Options:  Provided that Seller (or its assignee of the Lease) is not then in default under the Lease and has not failed to timely pay (after any applicable grace or notice period) any installment of Base Rent during the initial Lease term,

Seller (or its assignee) shall have one of the following two renewal options with respect to the Leased Premises:

(1)           One (1), five (5) year renewal option, exercisable on six (6) months advance written notice, on the same terms set forth above except that rent, utilities, and operating expenses payable during such renewal term shall be as follows:

1st Year	[***]/sq. ft. NNN
2nd Year	[***]/sq. ft NNN
3rd Year	[***]/sq. ft. NNN
4th Year	[***]/sq. ft. NNN
5th Year	[***]/sq. ft. NNN.

OR

(2)           five (5), two (2) year renewal options, exercisable on six (6) months advance written notice, on the same terms set forth above except that rent, utilities, and operating expenses payable during such renewal term(s) shall be as follows:

1st Renewal Term	[***]/sq. ft. NNN
2nd Renewal Term	[***]/sq. ft NNN
3rd Renewal Term	[***]/sq. ft. NNN
4th Renewal Term	[***]/sq. ft. NNN
5th Renewal Term	[***]/sq. ft. NNN.

The foregoing notwithstanding, Seller (or its assignee) shall have the right to convert the third (3rd), fourth (4th), and fifth (5th) two (2) year renewal options set forth above to one (1) year options, upon giving Purchaser twelve (12) months notice prior to exercising each such one (1) year option.  Upon Seller’s conversion of any of the third (3rd), fourth (4th), or fifth (5th) options to a one (1) year option, each successive option shall thereafter automatically be converted to a one (1) year option.

(k)           Surrender of Leased Premises:  Upon the expiration or earlier termination of the Lease, Seller shall surrender the Leased Premises in the condition required by Section 4.8 hereof, free and clear of all equipment, trade fixtures and personal property of Seller (and Seller shall repair any damage caused by the removal of such items).  The foregoing notwithstanding, Seller shall have a reasonable period of time after Purchaser’s recapture of any portion of the Leased Premises in accordance with Section 10.1(d) hereof in which to remove its furniture, fixtures, and equipment from the recaptured premises.

(l)            Assignment:  Seller shall have the absolute right to assign the Lease in connection with the sale of Seller’s optoelectronics business without the consent of, but

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

upon notice to, Purchaser.  Seller’s assignee may further assign the Lease only upon Purchaser’s prior written consent, which consent shall not unreasonably be withheld, conditioned, or delayed.

(m)          Negotiation of Lease:  Seller and Purchaser shall negotiate in good faith the form of Lease within the Lease Approval Period as contemplated by Section 3.5 hereof, which form shall incorporate the terms set forth above and shall otherwise contain such other terms as are customarily contained in commercial leases of this nature, taking into consideration, the size, use and location of the premises, as well as such other terms as may be mutually agreed upon by the parties.  Upon approval of the form of Lease, the parties shall designate their approval thereof in writing and the form shall be attached as Exhibit F hereto.

(n)           Guaranty:  Seller’s obligations to pay Base Rent under the Lease for the initial twenty-four month term thereof shall be guaranteed by TQS.  Upon any assignment of the Lease, Purchaser agrees to release TQS from such guaranty, provided that the Lease assignee or any other guarantor has a net worth equal to or greater than that of TQS as of the Closing Date.  TQS shall not guaranty any obligations under the Lease during any renewal term(s).

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:		PURCHASER:

TRIQUINT OPTOELECTRONICS, INC.		ANTHEM PARTNERS, LLC

By:	/s/ RAYMOND A. LINK	By:	/s/ LAWRENCE J. STUARDI
Name:	Raymond A. Link	Name:	Lawrence J. Stuardi
Title:	V.P Finance and Administration and CFO	Title:	President

LIST OF EXHIBITS

EXHIBITS

EXHIBIT A	-	Legal Description of the Real Property
EXHIBIT B	-	Form of Special Warranty Deed
EXHIBIT C	-	Form of Bill of Sale
EXHIBIT D	-	Form of Assignment and Assumption of Contracts
EXHIBIT E	-	Form of FIRPTA Certificate
EXHIBIT F	-	Form of Lease

EXHIBIT A

Legal Description of the Real Property

ALL THAT CERTAIN tract of land located in Upper Macungie Township, Lehigh County, Pennsylvania, known as LOT 3 as shown on and described in accordance with a Minor Subdivision Plan for Agere Systems, Inc., prepared by Barry Isett & Associates, Inc., Trexlertown, Pennsylvania, dated October 22, 2001, last revised February 20, 2002 and recorded in Lehigh County Document ID No. 7025857; Document ID No. 7025858; Document ID No. 7025859, on August 28, 2002 and Document ID No. 7049646 on Dec. 13, 2002, bounded and described as follows to wit:

BEGINNING at the intersection of the northerly ultimate right-of-way line of  S.R. 0222 (100 foot right-of-way and the easterly property line of Lot 1 as shown on aforesaid Minor Subdivision Plan; thence along the lands of said Lot 1 the following seven (7) courses and distances (1) North 16 degrees 30 minutes 00 seconds East, 177.27 feet; (2) Along a circular curve to the right, having a radius of 530.00 feet and a central angle of 28 degrees 10 minutes 08 seconds (chord bearing and distance of North 30 degrees 35 minutes 04 seconds East, 257.95 feet), the arc length of 260.57 feet; (3) North 44 degrees 40 minutes 08 seconds East, 55.66 feet (4) Along a circular curve to the right, having a radius of 418.06 feet and a central angle of 38 degrees 58 minutes 58 seconds (chord bearing and distance of North 25 degrees 51 minutes 23 seconds West 278.75 feet), the arc length of 284.20 feet; (5) North 06 degrees 22 minutes 55 seconds West, 105.56 feet; (6) Along a circular curve to the left, having a radius of 275.00 feet and a central angle of 87 degrees 16 minutes 23 seconds (chord bearing and distance of North 50 degrees 01 minute 06 seconds West, 379.55 feet), the arc length of 418.88 feet; (7) North 03 degrees 39 minutes 18 seconds West, 50.00 feet to the southerly ultimate right-of-way line of Haas Hill Road (60 foot right-of-way); thence along said southerly ultimate right-of-way line of Haas Hill Road the following sixteen (16) courses and distances; (1) North 86 degrees 20 minutes 42 seconds East, 558.25 feet; (2) North 86 degrees 35 minutes 18 seconds East, 572.50 feet; (3) Along a circular curve to the right, having a radius of 1,155.00 feet and a central angle of 06 degrees 51 minutes 26 seconds (chord bearing and distance of South 89 degrees 58 minutes 59 seconds East, 138.15), the arc length of 138.23 feet; (4) South 86 degrees 33 minutes 16 seconds East, 348.58 feet (5) Along a circular curve to the left, having a radius of 830.00 feet and a central angle of 03 degrees 29 minutes 59 seconds (chord bearing and distance of South 88 degrees 18 minutes 16 seconds East, 50.69 feet), the arc length of 50.70 feet; (6) South 89 degrees 56 minutes 44 seconds East, 206.85 feet; (7) Along a circular curve to the right, having a radius of 755.00 feet and a central angle of 24 degrees 08 minutes 38 seconds (chord bearing and distance of South 77 degrees 58 minutes 57 seconds East, 315.80 feet), the arc length of 318.15 feet (8) South 65 degrees 54 minutes 39 seconds East, 682.47 feet; (9) Along a circular curve to the left, having a radius of 1,280.00 feet and a central angle of 02 degrees 13 minutes 29 seconds (chord bearing and distance of South 67 degrees 01 minutes 24 seconds East, 49.70 feet), the arc length of 49.70 feet; (10) South 68 degrees 08 minutes 09 seconds East, 431.15 feet, (11) Along a circular curve to the right, having a radius of 230.00 feet and a central angle of 34 degrees 33 minutes 46 seconds (chord bearing and distance of South 50 degrees 51 minutes 14 seconds East, 136.65 feet), the arc length of 138.74 feet; (12) Along a circular curve to the left, having a radius of 318.34 feet and a central angle of 29 degrees 51 minutes 07 seconds (chord bearing and distance of South 48 degrees 29 minutes 53 seconds East, 163.99 feet); the arc length of 165.86 feet; (13) South 63 degrees 25 minutes 27 seconds East, 406.25 feet; (14) South 62 degrees 09 minutes 53 seconds East, 329.07 feet; (15) Along a circular curve to the left, having a radius of 2,130.00 feet and a central angle of 03 degrees 43 minutes 28 seconds (chord bearing and distance of South 64 degrees 01 minute 37 seconds East, 138.43 feet), the arc length of 138.46 feet; (16) South 65 degrees 53 minutes 21 seconds East, 191.84 feet to the westerly property line of lands of Ralph C. Derr; thence along said lands of Ralph C. Derr the following five (5) courses and distances; (1) South 24 degrees 44 minutes 28 seconds West, 168.94 feet; (2) South 66 degrees 31 minutes 26 seconds East 70.70 feet; (3) South 24 degrees 57 minutes 00 seconds West, 89.86 feet; (4) South 71 degrees 58 minutes 50 seconds East, 92.88 feet; (5) North 70 degrees 46 minutes 14 seconds East, 173.55 feet to the westerly property line of Lot 2 as shown on aforesaid Minor Subdivision Plan; thence along said property line of Lot 2, South 16 degrees 29 minutes 13 seconds West, 971.56 feet to the aforesaid northerly ultimate right-of-way line of S.R. 0222 (100 foot right-of-way); thence along said northerly ultimate right-of-way line of S.R. 0222, North 73 degrees 30 minutes 47 seconds West, 457.51 feet to the easterly property line of lands of Verna A. Seagreaves; thence along said lands of Verna A. Seagreaves the following three (3) courses and distances; (l) North 16 degrees 29 minutes 04 seconds East, 130.01 feet; (2) North 73 degrees 29 minutes 16 seconds West, 193.10; (3) South 03 degrees 12 minutes 45 seconds West, 134.01 feet to the aforesaid northerly ultimate right-of-way line of S.R. 0222, thence along said right-of-way line, North 73 degrees 30 minutes 00 seconds West 3717.44 feet to the point of beginning.

Together with those certain rights of ways and easements set forth in Deed dated 1/4/1985 and recorded 6/6/1986 in Deed Book 1373 page 296 and in Deed dated 8/10/1972 and recorded 8/18/1972 in Misc. Book 361 page 625.

EXHIBIT B

Form of Special Warranty Deed

[Not Yet Drafted]

EXHIBIT C

Form of Bill of Sale

KNOW ALL MEN BY THESE PRESENTS, that                                                      , a                                                               (the “Seller”), for and in consideration of the sum of Ten Dollars and other valuable consideration to it in hand paid by,                                               (the “Purchaser”), the receipt and sufficiency of which are hereby acknowledged, hereby sells, assigns, transfers and conveys unto said Purchaser any and all of Seller’s right, title and interest in and to the Personal Property, AS IS, WHERE IS, and without representation of any kind, without warranty of title or use, and without warranty, express or implied, of merchantability or fitness for a particular purpose, except as set forth in the Purchase and Sale Agreement dated as of [                            ], 2005, between Seller and Purchaser.  Terms used herein, which are not otherwise defined herein, shall have the meaning set forth in the Purchase and Sale Agreement.

TO HAVE AND TO HOLD all of said Personal Property unto Purchaser, its successors and assigns, to its own use forever.

IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of the              day of                       , 2005.

,
a

By:
Name:
Title:

EXHIBIT D

Form of Assignment and Assumption of Contracts and Intangibles

This ASSIGNMENT AND ASSUMPTION OF CONTRACTS (the “Assignment’) is made as of the              day of                   , 2005, between                                                   (the “Assignor”), and                                                                       (the “Assignee”)

For and in consideration of the sum of Ten Dollars ($10.00) and other valuable consideration to it in hand paid by Assignee to Assignor, the conveyance by Assignor to Assignee of all that certain real property commonly known as                                                           (the “Property”), and the mutual covenants herein contained, the receipt and sufficiency of the foregoing consideration being hereby acknowledged by the parties hereto, Assignor hereby assigns, transfers, sets over and conveys to Assignee all of Assignor’s right, title and interest, to the extent assignable, in, to and under the contracts set forth on the attached Schedule 1 (the “Assumed Contracts”), the Warranties and Intangibles. Terms used herein, which are not otherwise defined herein, shall have the same meaning as set forth in the Purchase and Sale Agreement dated as of                                           , 2004, by and between Assignor and Assignee.

Effective only from and after the date hereof and by acceptance hereof, Assignee assumes and agrees to be bound by and agrees to perform all of Assignor’s obligations solely as the same are set forth in writing in the Assumed Contracts.

Assignee shall indemnify and hold Assignor harmless from and against any actions, suits, proceedings or claims, and all costs and expenses (including, without limitation, reasonable attorneys’ fees incurred in connection therewith), based upon or arising out of any breach or alleged breach of any of the Assumed Contracts or out of any other statement of facts connection with the Assumed Contracts occurring or alleged to have occurred after the date hereof. Assignor shall indemnify and hold Assignee harmless from and against any actions, suits, proceedings or claims, and all costs and expenses (including, without limitation, reasonable attorneys’ fees incurred in connection therewith), based upon or arising out of any breach or alleged breach of any of the Contracts or out of any other statement of facts connected with the Contracts occurring or alleged to have occurred up to and including the date hereof.

This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective heirs, executors, administrators, successors and assigns.

This Assignment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Assignor and Assignee have each executed this Assignment as of the date first written above.

ASSIGNOR:	ASSIGNEE:

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT E

Form of FIRPTA Certificate
CERTIFICATE REGARDING FOREIGN INVESTMENT
IN REAL PROPERTY TAX ACT

(ENTITY TRANSFEROR)

Section 1445 of the Internal Revenue Code provides that a transferee (purchaser) of a U.S. real property interest must withhold tax if the transferor (seller) is a foreign person.  To inform the transferee (purchaser) that withholding of tax is not required upon the disposition of a U.S. real property interest by                                                                        , a                                                               (“Transferor”) Transferor hereby certifies:

1.  Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations).

2.  Transferor’s Federal Employer Identification Number is                                                .

3.  Transferor’s office address is:                                                                                                           .

4.  The address or description of the property which is the subject matter of the disposition is                                                                             .

Transferor understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Transferor declares that it has examined this certification and to the best of its knowledge and belief, it is true, correct and complete, and further declares that the individual executing this certification on behalf of Transferor has full authority to do so.

, a

By:
Name:
Title:

EXHIBIT F

Form of Lease

[Not Yet Drafted]